Exhibit 99.1

SELECT ENERGY SERVICES REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATES

Revenue of $335.9 million generated during the second quarter of 2022, up 14% sequentially from the first quarter of 2022

Net income of $14.6 million & Adjusted EBITDA of $47.7 million during the second quarter of 2022

Improved gross margin before depreciation and amortization across all three segments while maintaining a positive net cash position

HOUSTON, Aug. 2, 2022 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the energy industry, today announced its financial results for the quarter ended June 30, 2022.

John Schmitz, Chairman of the Board, President and CEO, stated, "The second quarter proved to be a significant step forward in the continued fulfillment of our strategy to improve and bolster the base business, advance our technology, sustainability and diversification efforts, and execute on strategic M&A. Supported by 14% sequential revenue growth, we significantly improved our profitability during the second quarter with Net Income and Adjusted EBITDA growing 83% and 48%, respectively, quarter over quarter. Reinforced by a steadily improving activity backdrop and an increasingly tight labor and equipment supply environment, we continue to see pricing improvements across each of our segments.

"We are also making progress on the integration of our recent acquisitions, capturing continued efficiencies and cost synergy realizations, which has contributed to sequential margin improvement across each of our segments. Additionally on the cost synergy front, SG&A costs decreased by 6% sequentially to below 8% of revenue, a threshold we last achieved in 2018.

"We have continued ramping up the buildout supporting the consolidated infrastructure footprint we've assembled through our recent acquisitions as well. During the second quarter of 2022, we signed a 5-year agreement to tie in an operator's existing water distribution and gathering pipeline system in Upton County, Texas, interconnecting with two of our existing recycling facilities. This interconnection will allow us to efficiently gather produced water, transport recycled volumes between our two existing facilities and dispose of water, if necessary, broadening the commercialization opportunities of the systems and allowing for more efficient management of water needs across multiple operators in the area.

"In addition, during the second quarter we commenced operations at our two most recently announced recycling facilities in the Northern Delaware and Rockies regions, adding an incremental 75,000 barrels per day of recycling capacity. With this increased recycling capacity, we are well on our way towards achieving the 2022 recycling targets tied to our sustainability-linked credit facility. We have a strong backlog of additional development opportunities and I look forward to executing on additional projects in the second half of the year. As previously announced, I'm also pleased to have issued our inaugural annual sustainability report during the second quarter. While recycling remains a top priority for us, we are excited about many of our other near-term sustainability initiatives discussed in the sustainability report including additional technology, emissions reduction, and green chemistry R&D investments.

"Ultimately, I am very pleased with our recent financial performance, supported by our recent acquisitions, pricing improvements, organic growth opportunities and our other strategic investments. I look forward to building upon our recent positive results with further improvements to our revenue and profitability, while meaningfully expanding our free cash flow generation in the second half of the year," concluded Schmitz.

Consolidated Financial Information

Revenue for the second quarter of 2022 was $335.9 million as compared to $294.8 million in the first quarter of 2022 and $161.1 million in the second quarter of 2021. Net income for the second quarter of 2022 was $14.6 million as compared to $8.0 million in the first quarter of 2022 and a net loss of $19.6 million in the second quarter of 2021.

For the second quarter of 2022, gross profit was $35.7 million, as compared to $24.7 million in the first quarter of 2022 and a gross loss of $1.6 million in the second quarter of 2021. Total gross margin was 10.6% in the second quarter of 2022 as compared to 8.4% in the first quarter of 2022 and (1.0)% in the second quarter of 2021. Gross margin before depreciation and amortization ("D&A") for the second quarter of 2022 was 19.3% as compared to 17.4% for the first quarter of 2022 and 12.0% for the second quarter of 2021.

SG&A during the second quarter of 2022 was $26.7 million as compared to $28.3 million during the first quarter of 2022 and $15.9 million during the second quarter of 2021. SG&A during the first and second quarters of 2022 was impacted by non-recurring transaction costs of $3.6 million and $0.6 million, respectively.

Adjusted EBITDA was $47.7 million in the second quarter of 2022 as compared to $32.2 million in the first quarter of 2022 and $7.6 million in the second quarter of 2021. Adjusted EBITDA during the first and second quarters of 2022 was impacted by the deduction of $11.4 million and $5.6 million, respectively, of non-recurring bargain purchase price gains that benefited Net Income during the quarters related to the Company's recent acquisition activity. Additionally, Adjusted EBITDA was impacted by $2.9 million of non-recurring transaction costs, $1.0 million of non-cash losses on asset sales, $0.2 million in lease abandonment costs, and $0.2 million in other adjustments during the second quarter of 2022. Non-cash compensation expense accounted for an additional $3.9 million adjustment during the second quarter of 2022. Please refer to the end of this release for reconciliations of gross profit (loss) before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $196.0 million in the second quarter of 2022 as compared to $163.6 million in the first quarter of 2022 and $76.7 million in the second quarter of 2021. Gross margin before D&A for Water Services was 19.4% in the second quarter of 2022 as compared to 16.2% in the first quarter of 2022 and 7.7% in the second quarter of 2021. Revenues for this segment improved 19.8% sequentially, with approximately 70% of the revenue growth from the existing business and approximately 30% of the growth from a full quarter contribution from the recent Nuverra acquisition that closed during the first quarter of 2022. Looking at the third quarter of 2022, the Company expects to see mid- to high-single digit percentage revenue growth with modest continued improvements to gross margins before D&A, supported by continued pricing improvements and market activity.

The Water Infrastructure segment generated revenues of $60.3 million in the second quarter of 2022 as compared to $58.6 million in the first quarter of 2022 and $33.3 million in the second quarter of 2021. Gross margin before D&A for Water Infrastructure was 25.5% in the second quarter of 2022 as compared to 24.2% in the first quarter of 2022 and 21.3% in the second quarter of 2021. Revenues improved 3.0% sequentially, with strong incremental margins driven by increased volumes at our recycling facilities and a full quarter contribution from the recent Nuverra acquisition, offset by seasonal volume decreases at our Bakken pipeline facilities. For the third quarter of 2022, the Company anticipates mid-single digit percentage revenue growth, with gross margins before D&A in mid- to high-20 percent range, supported by continued growth in recycled water volumes.

The Oilfield Chemicals segment generated revenues of $79.6 million in the second quarter of 2022 as compared to $72.6 million in the first quarter of 2022 and $51.1 million in the second quarter of 2021. Gross margin before D&A for Oilfield Chemicals was 14.6% in the second quarter of 2022 as compared to 14.4% in the first quarter of 2022 and 12.5% in the second quarter of 2021. Revenues improved 9.7% sequentially, exceeding expectations, driven by strong growth in the Permian and Rockies regions. Supported by the recent strong revenue growth in the first and second quarters of 2022, the Company anticipates relatively stable to modestly improving revenues in this segment during the third quarter of 2022 with gross margins before D&A of at least 15% as operational efficiencies and pricing improvements counteract rising raw materials costs.

Cash Flow and Capital Expenditures

Cash flow from operations for the second quarter of 2022 was $11.1 million as compared to ($18.6) million in the first quarter of 2022 and ($7.6) million in the second quarter of 2021. Cash flow from operations during the second quarter of 2022 was significantly impacted by a $31.5 million use of cash to fund the working capital needs of the business resulting from growing revenues and the ongoing integration efforts of the recent acquisitions.

Net capital expenditures for the second quarter of 2022 were $9.9 million, comprised of $15.5 million of capital expenditures meaningfully offset by $5.6 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was $1.1 million during the second quarter of 2022.

Cash flow used in investing activities during the second quarter of 2022 included an outflow of $1.1 million related to working capital settlements for recent acquisitions, while cash flow from financing activities accounted for another $0.9 million of cash outflows.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $25.7 million as of June 30, 2022 as compared to $24.8 million as of March 31, 2022. The Company had no borrowings outstanding under its sustainability-linked credit facility as of June 30, 2022 or March 31, 2022.

As of June 30, 2022 and March 31, 2022, the borrowing base under the sustainability-linked credit facility was $216.5 million and $204.1 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of June 30, 2022 and March 31, 2022, of approximately $195.6 million and $188.5 million, respectively, after giving effect to $20.9 million and $15.6 million of outstanding letters of credit as of June 30, 2022 and March 31, 2022.

Total liquidity was $221.3 million as of June 30, 2022, as compared to $213.3 million as of March 31, 2022. The Company had 92,833,593 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the second quarter of 2022.

2021 Sustainability Report

On April 28, 2022, Select issued its 2021 Sustainability Report, the Company's inaugural release. Select's 2021 Sustainability Report highlights the policies, processes, procedures and performance by which Select establishes and advances Environmental, Social, and Governance ("ESG") goals and criteria, as well as how the Company aims to act as a force for environmental stewardship and promote sustainable development in communities in which it operates. The report reviews the application of Select's business principles and supporting policies across the business. The report includes information based on internal discussions, external stakeholder feedback, and consultations with third-party experts. Select intends to regularly report on our ESG policies, procedures, and performance, both on our website and through our annual Sustainability Report. Readers are encouraged to read the report in its entirety, which is accessible at https://www.selectenergy.com/sustainability/.

Conference Call

Select has scheduled a conference call on Wednesday, August 3, 2022 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergy.com/events-and-presentations. A telephonic replay of the conference call will be available through August 17, 2022 and may be accessed by calling 201-612-7415 using passcode 13731255#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. (collectively, with its consolidated subsidiaries, referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the energy industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, which had a negative impact on our business; the global macroeconomic uncertainty related to the Russia-Ukraine war; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue
Water Services	$195,996	$163,606	$76,651	$359,602	$140,874
Water Infrastructure	60,284	58,554	33,326	118,838	71,129
Oilfield Chemicals	79,623	72,609	51,140	152,232	92,856
Total revenue	335,903	294,769	161,117	630,672	304,859
Costs of revenue
Water Services	158,060	137,046	70,745	295,106	133,069
Water Infrastructure	44,939	44,378	26,237	89,317	52,636
Oilfield Chemicals	67,988	62,163	44,754	130,151	82,520
Other	1	—	—	1	—
Depreciation and amortization	29,253	26,500	21,018	55,753	42,668
Total costs of revenue	300,241	270,087	162,754	570,328	310,893
Gross profit (loss)	35,662	24,682	(1,637)	60,344	(6,034)
Operating expenses
Selling, general and administrative	26,695	28,315	15,890	55,010	35,784
Depreciation and amortization	526	567	624	1,093	1,273
Lease abandonment costs	162	91	222	253	326
Total operating expenses	27,383	28,973	16,736	56,356	37,383
Income (loss) from operations	8,279	(4,291)	(18,373)	3,988	(43,417)
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	731	1,653	(1,657)	2,384	(2,236)
Interest expense, net	(494)	(720)	(400)	(1,214)	(835)
Foreign currency (loss) gain, net	(6)	3	4	(3)	7
Bargain purchase gain	5,607	11,434	—	17,041	—
Other	875	249	895	1,124	(734)
Income (loss) before income tax (expense) benefit	14,992	8,328	(19,531)	23,320	(47,215)
Income tax (expense) benefit	(182)	(214)	(84)	(396)	179
Equity in losses of unconsolidated entities	(229)	(129)	—	(358)	—
Net income (loss)	14,581	7,985	(19,615)	22,566	(47,036)
Less: net (income) loss attributable to noncontrolling interests	(2,078)	(1,183)	3,048	(3,261)	7,362
Net income (loss) attributable to Select Energy Services, Inc.	$12,503	$6,802	$(16,567)	$19,305	$(39,674)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.13	$0.07	$(0.19)	$0.21	$(0.47)
Class B—Basic	$—	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.13	$0.07	$(0.19)	$0.20	$(0.47)
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	June 30, 2022	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,742	$24,797	$85,801
Restricted cash	—	2,602	—
Accounts receivable trade, net of allowance for credit losses of $5,687, $4,972 and $4,401, respectively	338,865	293,595	232,824
Accounts receivable, related parties	382	157	219
Inventories	39,389	43,074	44,456
Prepaid expenses and other current assets	32,724	33,979	31,486
Total current assets	437,102	398,204	394,786
Property and equipment	1,013,230	997,229	943,515
Accumulated depreciation	(574,348)	(556,764)	(551,727)
Total property and equipment, net	438,882	440,465	391,788
Right-of-use assets, net	51,245	54,933	47,732
Other intangible assets, net	103,032	105,881	108,472
Other long-term assets, net	13,567	12,437	7,414
Total assets	$1,043,828	$1,011,920	$950,192
Liabilities and Equity
Current liabilities
Accounts payable	$53,986	$57,311	$36,049
Accrued accounts payable	71,270	49,935	52,051
Accounts payable and accrued expenses, related parties	2,793	2,375	1,939
Accrued salaries and benefits	23,485	16,517	22,233
Accrued insurance	15,335	18,664	13,408
Sales tax payable	2,408	2,609	2,706
Accrued expenses and other current liabilities	19,121	20,100	19,544
Current operating lease liabilities	17,573	18,101	13,997
Current portion of finance lease obligations	19	57	113
Total current liabilities	205,990	185,669	162,040
Long-term operating lease liabilities	51,597	55,464	53,198
Other long-term liabilities	45,096	47,395	39,780
Total liabilities	302,683	288,528	255,018
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 98,160,573 shares issued and outstanding as of June 30, 2022; 350,000,000 shares authorized and 98,111,119 shares issued and outstanding as of March 31, 2022; 350,000,000 shares authorized and 94,172,920 shares issued and outstanding as of December 31, 2021	982	981	942
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of June 30, 2022, March 31, 2022 and December 31, 2021	—	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of June 30, 2022, March 31, 2022 and December 31, 2021	162	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022, March 31, 2022 and December 31, 2021	—	—	—
Additional paid-in capital	974,066	971,282	950,464
Accumulated deficit	(340,167)	(352,670)	(359,472)
Total stockholders' equity	635,043	619,755	592,096
Noncontrolling interests	106,102	103,637	103,078
Total equity	741,145	723,392	695,174
Total liabilities and equity	$1,043,828	$1,011,920	$950,192

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six months ended		Three months ended
	June 30, 2022	June 30, 2021	June 30, 2022	March 31, 2022
Cash flows from operating activities
Net income (loss)	$22,566	$(47,036)	$14,581	$7,985
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	56,846	43,941	29,779	27,067
(Gain) loss on disposal of property and equipment and divestitures	(2,384)	2,236	(731)	(1,653)
Equity in losses of unconsolidated entities	358	—	229	129
Bad debt expense (recovery)	1,263	(381)	692	571
Amortization of debt issuance costs	417	344	123	294
Inventory write-downs	189	82	189	—
Equity-based compensation	7,219	3,946	3,944	3,275
Bargain purchase gain	(17,041)	—	(5,607)	(11,434)
Unrealized loss on short-term investment	40	1,169	—	40
Other operating items, net	(478)	(139)	(577)	99
Changes in operating assets and liabilities			—
Accounts receivable	(89,653)	(19,054)	(43,031)	(46,622)
Prepaid expenses and other assets	5,620	(11,044)	1,066	4,554
Accounts payable and accrued liabilities	7,570	14,497	10,425	(2,855)
Net cash (used in) provided by operating activities	(7,468)	(11,439)	11,082	(18,550)
Cash flows from investing activities
Purchase of property and equipment	(30,976)	(13,451)	(15,513)	(15,463)
Investment in note receivable	—	(1,101)	—	—
Purchase of equity method investments	(4,267)	(2,200)	(800)	(3,467)
Collection of note receivable	184	—	—	184
Distribution from cost method investment	60	120	40	20
Acquisitions, net of cash and restricted cash received	5,857	—	(1,084)	6,941
Proceeds received from sales of property and equipment	17,683	5,141	5,560	12,123
Other	(429)	—	—	(429)
Net cash used in investing activities	(11,888)	(11,491)	(11,797)	(91)
Cash flows from financing activities
Borrowings from revolving line of credit	30,000	—	10,000	20,000
Payments on revolving line of credit	(30,000)	—	(10,000)	(20,000)
Payments on long-term debt	(18,780)	—	—	(18,780)
Payments of finance lease obligations	(103)	(156)	(42)	(61)
Payment of debt issuance costs	(2,144)	—	(113)	(2,031)
Proceeds from share issuance	25	29	13	12
Distributions to noncontrolling interests	—	(1,074)	—	—
Repurchase of common stock	(19,695)	(1,206)	(787)	(18,908)
Net cash used in financing activities	(40,697)	(2,407)	(929)	(39,768)
Effect of exchange rate changes on cash	(6)	20	(13)	7
Net decrease in cash, cash equivalents and restricted cash	(60,059)	(25,317)	(1,657)	(58,402)
Cash, cash equivalents and restricted cash, beginning of period	85,801	169,039	27,399	85,801
Cash, cash equivalents and restricted cash, end of period	$25,742	$143,722	$25,742	$27,399

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

		Three months ended,		Six months ended June 30,
(unaudited) (in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021

Net income (loss)	$14,581	$7,985	$(19,615)	$22,566	$(47,036)
Interest expense, net	494	720	400	1,214	835
Income tax expense (benefit)	182	214	84	396	(179)
Depreciation and amortization	29,779	27,067	21,642	56,846	43,941
EBITDA	45,036	35,986	2,511	81,022	(2,439)
Non-cash compensation expenses	3,944	3,275	2,524	7,219	3,946
Nonrecurring severance expenses	—	—	—	—	3,225
Non-cash loss on sale of assets or subsidiaries	1,013	520	2,150	1,533	2,847
Nonrecurring transaction costs	2,879	3,617	149	6,496	561
Lease abandonment costs	162	91	222	253	326
Bargain purchase gain	(5,607)	(11,434)	—	(17,041)	—
Equity in losses of unconsolidated entities	229	129	—	358	—
Foreign currency loss (gain), net	6	(3)	(4)	3	(7)
Adjusted EBITDA	$47,662	$32,181	$7,552	$79,843	$8,459

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Gross profit (loss) by segment
Water services	$22,567	$10,998	$(6,432)
Water infrastructure	3,907	5,745	643
Oilfield chemicals	9,188	7,939	4,152
Other	(1)	—	—
As reported gross profit (loss)	35,661	24,682	(1,637)

Plus depreciation and amortization
Water services	15,369	15,562	12,338
Water infrastructure	11,438	8,431	6,446
Oilfield chemicals	2,447	2,507	2,234
Other	—	—	—
Total depreciation and amortization	29,254	26,500	21,018

Gross profit before D&A	$64,915	$51,182	$19,381

Gross profit before D&A by segment
Water services	37,936	26,560	5,906
Water infrastructure	15,345	14,176	7,089
Oilfield chemicals	11,635	10,446	6,386
Other	(1)	—	—
Total gross profit before D&A	$64,915	$51,182	$19,381

Gross margin before D&A by segment
Water services	19.4%	16.2%	7.7%
Water infrastructure	25.5%	24.2%	21.3%
Oilfield chemicals	14.6%	14.4%	12.5%
Other	n/a	n/a	n/a
Total gross margin before D&A	19.3%	17.4%	12.0%

Contacts:	Select Energy Services
Chris George – Senior Vice President, Corporate
Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
(713) 529-6600
WTTR@dennardlascar.com